Shawne Horn
Corporate Communications
press@earthbiofuels.net
866-765-4940

Earth Biofuels Secures Financing for Final Phase of Construction at “Willie’s Place”

DALLAS (February 25, 2008) – Earth Biofuels, Inc. (OTCBB: EBOF) today announced the completion of a financing needed to finish the construction of “Willie’s Place at Carl’s Corner” truck stop located 70 miles south of Dallas on Interstate 35E.

The Company stated that construction on the remaining final phase of the project has already begun and management expects the truck stop to open this summer, 2008.

“We are pleased to begin the final phase of construction on ‘Willie’s Place’,” stated Dennis McLaughlin, CEO and Chairman of Earth Biofuels.  “Although the project has experienced delays, we believe once customers and visitors experience this unique truck stop and restaurant they will feel it was worth the wait.”

This new roadside destination will feature 13 Ultra-High Flow Master/Satellite dispensers for fueling twelve trucks at a time including a wide load island.  There will also be 4 standard-sized fueling stations with 8 pumps.  All fuel sold at “Willie’s Place” will have some percentage of biofuels, including “BioWillie®” Premium Biodiesel and ethanol, enabling more drivers to participate in the green movement in the United States.

In addition to the truck stop fueling facilities, “Willie's Place at Carl’s Corner” will feature two restaurants, a convenience store, saloon, gift shop featuring official Willie Nelson merchandise and memorabilia, and the 750 seat performance hall which still remains from the original “Carl’s Corner” truck stop.  Additionally, this destination for travelers will feature wireless internet access, clean restrooms, hot showers, laundry facilities, plenty of parking, and a video game and TV entertainment area.  XM radio will also broadcast during live performances from their studio located within the theater.

For more information, please visit www.williesplacetx.com and www.biowillieusa.com.

About Earth Biofuels
Earth Biofuels produces and distributes biodiesel fuel through wholesale and retail outlets. The fuel is sold under Willie Nelson's brand name, "BioWillie®." Earth Biofuels also produces and markets liquefied natural gas (LNG) through its subsidiary, ALT LNG.  The Company is focused on meeting the growing demand for alternative and renewable fuels in the domestic market. The Company's website is www.earthbiofuels.com.

Forward-Looking Statements Disclosure
This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  In this context, forward-looking statements may address the Company’s expected future business and financial performance, and often contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,” and other terms with similar meaning.  These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct.  In connection with the “safe harbor” provisions of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, important factors that, among others, could cause or result in actual results and experience to differ materially from the Company’s anticipated results, projections, or other expectations are disclosed in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.